EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Becor Communications, Inc. currently has only the following subsidiary:

1. Advanced Knowledge, Inc., a Delaware corporation, formerly known as Web Star Training, Inc.

     Note: This subsidiary should not be confused with a company by the same name from which we acquired our workforce training video business, which is now known as Sporting Magic Inc.